CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made and entered into effective the 16th day of October 1998, by and between Thomas J. Vessels (the "Consultant"), whose principal place of business is 1610 Wynkoop, Suite 100, Denver, Colorado 80202, and Double Eagle Petroleum And Mining Co., a Wyoming corporation (the "Company"), whose principal place of business is 777 Overland Trail, Casper, Wyoming 82601, as follows:

     1. Consulting Services. (a) The Company hereby retains the Consultant as an independent consultant to the Company and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Company such services of an advisory or consultive nature in order to provide the Company with oil and gas transactions and acquisitions that the Company may be interested in pursuing.

     (b) On and after October 16, 1998, Consultant will provide Company the first right to participate in all oil and gas transactions in which Consultant or Consultant's designee has the right to participate, or for which Consultant is otherwise compensated for finding participants (the "Consultant Transactions"), except for those transactions arising or occurring from agreements with the parties or with respect to the areas set forth on Schedule A attached to and made a part of this Agreement that existed before October 16, 1998. Any such participation by the Company shall be on the same basis that Consultant is entitled to participate so that any compensation or other consideration to which Consultant is entitled as a result of and to the extent of the Company's participation shall be passed on to the Company. To the extent that Company does not desire to participate in any such transaction, Consultant will be free to participate or otherwise transfer such participation and to receive compensation therefor. Prior to participating or otherwise transferring such participation or receiving compensation therefor with respect to a Consultant Transaction pursuant to a right that arises or accrues on or after October 16, 1998, Consultant shall provide written notice to the Company of the anticipated scope, out-of-pocket costs, and other terms of the Consultant Transaction. The Company may elect to participate in the proposed Consultant Transaction by delivering to Consultant written notice of the Company's binding election to participate setting forth the extent of the Company's participation on or before the earlier to occur of 30 days after the Company's receipt of Consultant's written notice or the date that Consultant must commit to the Consultant Transaction (the "Participation Deadline Date"). If the Company does not provide the Consultant with the Company's acceptance on or before the Participation Deadline Date, the Company shall be deemed to have elected not to participate in the Consultant Transaction. If the Company provides its written acceptance prior to the Participation Deadline Date, the Consultant shall promptly provide to the Company all assignments and other documents reasonably necessary for the Company to participate in the Consultant Transaction and the Company shall pay to the operator, transferor or other appropriate party with respect to the Consultant Transaction the consideration required to be paid with respect to the Company's interest in the Consultant Transaction. Notwithstanding the foregoing, the Consultant shall not participate in any Consultant Transaction in which the Company elects to participate in accordance with this
Section 1(b) and in which the Company is prohibited from participating by parties to the Consultant Transaction other than Consultant unless the Company gives Consultant the Company's prior written consent to such participation, which consent shall not be unreasonably withheld. Nothing in this Agreement shall be deemed to require Consultant to disclose any information that is subject to confidentiality restrictions imposed by third parties, including without limitation, information concerning Consultant Transactions.

     2. Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the Company at such reasonable and convenient times and places as may be mutually agreed upon. Consultant has been performing such services since October 16, 1998 and agrees to be reasonably available to continue to perform such services through January 31, 2000 at the Company's request.

     3. Term of Agreement. The terms of this Agreement include consultant's services from and including October 16, 1998 through January 31, 2000 subject, however, to prior termination as herein provided. Upon the mutual agreement of the Company and the Consultant prior to the expiration of the then-current term, this Agreement may be renewed for one or more additional one-year terms subject, however, to prior termination as herein provided.

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     4. Compensation. In consideration of Consultant's providing services to the
Company pursuant to the terms of this Agreement, the Company hereby agrees to compensate Consultant by issuing to the Consultant options to purchase up to 36,500 shares of the Company's restricted common stock. These options will be exercisable at a purchase price of $1.375 per share until October 16, 2001 according to the terms of the Option Agreement attached to and made a part of this Agreement as Exhibit B. In the event that this Agreement is renewed, Consultant shall be entitled to such additional compensation in the form of options, shares, cash or other compensation as the parties shall mutually agree.

     5. Expenses. Consultant will be paid $12,000 per year to cover travel and other expenses related to such services. All such payments will be based on reimbursements of receipts submitted to the Company on or before the 15th day following the end of the fiscal quarter in which such expenses are incurred and such payments will be made within 30 days after the Company's receipt of Consultant's receipts and reimbursement request.

     6. Termination. This Agreement may be terminated at any time by either the Company or Consultant without cause upon written notice of termination from the Company to Consultant or from Consultant to the Company, as the case may be; provided however, that if this Agreement is terminated by the Company for cause, the provisions of Section 1(b) of this Agreement shall remain in effect with respect to any opportunity to participate in Consultant Transactions as to which Consultant had actual knowledge prior to such termination whether or not previously disclosed to Company. All accrued obligations of the Consultant and the Company through the date of termination (with or without cause) shall survive termination and remain in force until discharged. As used in this
Section 6, termination "for cause" means a termination on account of dishonesty, disloyalty or insubordination on the part of the Consultant as determined by the Board of Directors of the Corporation or a Committee of the Board of Directors. The Agreement will terminate without payment or penalty in the event of the death or disability of Consultant.

     7. Confidential Information.

     (a) Acknowledgement And Definition. Consultant acknowledges that Consultant will acquire information and materials from the Company and knowledge about the Company's business, products, techniques, customers, clients and suppliers. Consultant further acknowledges that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, are and will be the trade secrets and confidential and proprietary information of Company (collectively, the "Confidential Information"). Confidential Information will not include, however, (i) any information which is or becomes part of the public domain through no fault of Consultant or that the Company regularly gives to third parties without restriction on use or disclosure, (ii) information that is required to be disclosed by judicial or administrative order or otherwise by law, provided however that Consultant shall provide the Company with notice prior to the proposed disclosure and reasonably assist the Company in obtaining a protective order or to otherwise seek to legally prevent disclosure if requested by the Company and the Company agrees to reimburse Consultant for Consultant's reasonable out-of-pocket expenses for that assistance, and (iii) information that is acquired by Consultant from a third party who was not under a confidentiality obligation that benefits the Company.

     (b) Maintaining Confidentiality. To ensure the continued confidentiality of the Confidential Information, Consultant agrees as follows:

          (i) to hold all Confidential Information in strict confidence; not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Consultant's services pursuant to this Agreement; and not to allow any unauthorized person access to it;

          (ii)  to  take  all  action   reasonably   necessary  to  protect  the
     confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information; and

          (iii) that Confidential Information furnished to Consultant by the Company or produced by Consultant or others in connection with the services performed pursuant to this Agreement will be and remain the sole property of the Company. Consultant agrees to return all Confidential Information and any materials or other property provided by the Company promptly, at the Company's request, upon expiration of this Agreement, or upon termination of Consultant's services by Consultant or by the Company for any reason, whichever occurs first. Consultant agrees not to retain any Confidential Information or reproductions thereof, or other such property or materials, after such request, expiration or termination.

     (c) Survival. The provisions of this Section 7 shall survive termination of this Agreement.

     8. Nature of Relationship. It is understood and acknowledged by the parties that the Consultant is being retained by the Company in an independent contractor capacity and not as an employee or agent. Unless the Company shall have otherwise consented in writing, Consultant will not enter into any agreement or incur any obligation on behalf of the Company. Consultant acknowledges that in performing services pursuant to this Agreement, Consultant shall be an independent contractor and not an employee of the Company, and, as such, Consultant shall be responsible for the paying of taxes or any other amounts payable in respect of the payments to Consultant pursuant to this Agreement and further that Consultant shall not be entitled to receive any benefits received by any of the employees of the Company. Except as authorized by the Company in writing, Consultant shall not hold himself out as acting or authorized to incur liabilities or obligations for or on behalf of the Company. Notwithstanding the foregoing, Consultant may, in dealings with third parties, represent and hold himself out as a consultant retained by the Company to provide consulting services as provided herein.

     9. Conflict of Interest. This Agreement does not restrict Consultant from performing services for other persons except to the extent that any such other activities would cause Consultant to breach Consultant's obligations under this Agreement.

     10. Notices and Waiver. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered, faxed or sent by mail to the principal office of each party. Any waiver by the Consultant of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

     11. Assignment and Law. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successor and assigns but shall not be assignable without consent. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and enforced in, under and pursuant to the laws of the State of Colorado, in the courts of Denver, Colorado.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT                               COMPANY
Thomas J. Vessels                        Double Eagle Petroleum And Mining Co.


                                         By:
                                            ------------------------------------
Thomas J. Vessels, individually             Stephen H. Hollis, President

                                   SCHEDULE A

         (Attached To And Made A Part Of The Consulting Agreement Dated October 16, 1998 Between Double Eagle Petroleum And Mining Co.
                             And Thomas J. Vessels)

Consultant Transactions arising or occurring from agreements with the parties or with respect to the areas set forth below that existed before October 16, 1998 shall not be opportunities covered by the Consulting Agreement to which this
Schedule is attached, and Company shall not have any right or interest in opportunities or other transactions relating thereto.

1.   Red Mountain Exploration, Area of Mutual Interest, Anadarko Basin.

2.   Native Power Corporation, Hobbema, Pigeon Lake Reserve.

3.   Associated Energy Managers/Energy Income Fund.

4.   Energy Holdings PLC/Energy Finance Ltd.

5. Oil, gas and other mineral interests owned by Consultant and/or family members in the DJ Basin and Texas.